EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149425 on Form S-8 and Registration Statement Nos. 333-146957 and 333-151980, and 333-160834 on Form S-3 of our report dated February 17, 2010, relating to the consolidated financial statements and financial statement schedule of Solutia Inc. and subsidiaries (Solutia Inc.), and the effectiveness of Solutia Inc.’s internal control over financial reporting (which report expresses unqualified opinions and includes explanatory paragraphs relating to Solutia Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code and classification of its integrated nylon business as discontinued operations), appearing in this Annual Report on Form 10-K of Solutia Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 17, 2010